Exhibit 99.1

NORTHSTAR NEUROSCIENCE, INC. REPORTS OPERATING RESULTS FOR

THE SECOND QUARTER OF 2006

SEATTLE—August 9, 2006 — Northstar Neuroscience, Inc. (Nasdaq:NSTR) today reported that planned investments in its cortical stimulation platform and expansion of its clinical trials resulted in a net loss of $10.1 million for the quarter ended June 30, 2006 compared to a net loss of $3.4 million for the quarter ended June 30, 2005. The Company also reported that cash, cash equivalents and investments increased to $114.0 million at June 30, 2006 compared to $20.2 million at December 31, 2005 and that all outstanding debt had been repaid as of June 30, 2006.

“The second quarter of 2006 was a landmark quarter in which we made significant progress in building our company and in developing our cortical stimulation platform,” commented Dr. Alan Levy, Northstar’s President and CEO. “We continued to randomize patients in our EVEREST pivotal trial for stroke motor recovery and remained on schedule. In addition, we laid the groundwork for our recently announced depression feasibility study, randomized the final patient in our aphasia feasibility trial, and acquired the financial resources to further advance our programs by raising approximately $122 million in our initial public offering.”

Included in the $10.1 million net loss for the second quarter of 2006 are one-time charges totaling $3.7 million attributable to early repayment of outstanding debt and settlement of a potential intellectual property dispute. In addition, stock compensation increased to $1.0 million during the quarter as a result of options granted during the quarter and accounted for pursuant to SFAS No. 123R.

Research and development expenses totaled $5.0 million for the quarter ended June 30, 2006 compared to $3.1 million for the quarter ended June 30, 2005. The increase in research and development expenses is primarily attributable to increased patient randomization in the EVEREST clinical trial, Northstar’s pivotal trial for stroke motor recovery. A total of 70 patients were randomized in this trial as of June 30, 2006. In addition, a portion of the increase in research and development expenses can be attributed to higher salary and benefits expenses, which includes stock compensation of $660,000 for the current period.

Selling, general and administrative expenses totaled $1.6 million for the second quarter of 2006 compared to $796,000 for the same quarter in 2005. The increase is primarily due to increased salaries and benefits, which includes stock compensation of $379,000 for the current period, and professional service costs relating to compliance with rules and regulations associated with being a publicly traded company.

Basic and diluted net loss per share applicable to common shareholders was $0.65 and $1.79 for the quarter ended and year-to-date ended June 30, 2006 compared to $2.58 and $5.48 for the quarter ended and year-to-date ended June 30, 2005. Non-GAAP pro forma basic and diluted net loss per share attributable to common shareholders, which is calculated assuming that all preferred stock converted into common stock at the beginning of the respective periods, was $0.46 and $0.74 for the quarter ended and year-to-date ended June 30, 2006 compared $0.20 and $0.44 for the quarter ended and year-to-date ended June 30, 2005. Northstar’s management believes that this non-GAAP pro forma information provides meaningful supplemental information that helps investors compare current results to those in prior periods.

Conference Call

Northstar Neuroscience will hold a conference call to discuss operating results today starting at 4:30 p.m. EDT (1:30 p.m. PDT). The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience website at www.northstarneuro.com under the investor webcast section and will be archived for 30 days after the call. To listen to the conference call, please dial 1-866-831-6234 (US/Canada) or 1-617-213-8854 (International) and use the participant code “73759874” approximately 10 minutes prior to the start time.

About Northstar Neuroscience

Northstar Neuroscience, Inc. is a medical device company focused on developing and commercializing innovative neurostimulation therapies to restore function and quality of life for people suffering from stroke and other neurological diseases and disorders. Northstar’s cortical stimulation therapy system is an investigational device that is in clinical trials for several indications. For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, which may not be successful or sufficient to secure regulatory approval for our products, our ability to successfully commercialize any approved product, our ability to compete successfully with competitors and our ability to protect and enforce our intellectual property rights. We encourage you to review other factors that may affect our future results in our most recent Form 10-Q filed with the Securities and Exchange Commission and in other documents we file periodically with the Securities and Exchange Commission.

For More Information:

Ray Calvert

Vice President, Finance/CFO

ir@northstarneuro.com

# # #

Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands, unaudited)

	June 30, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$114,038	$20,187
Other current assets	1,245	327
Property and equipment, net	853	935
Other assets and deferred costs	93	296

Total assets	$116,229	$21,745

Accounts payable and accrued liabilities	$2,623	$1,539
Warrants to purchase preferred stock	—	1,090
Deferred rent and sublease loss	1,006	1,177
Long-term debt	—	5,812
Preferred stock	—	99,860
Shareholders’ equity	112,600	(87,733)

Total liabilities and shareholders’ equity	$116,229	$21,745

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,		Year-to-date June 30,
	2006	2005	2006	2005
Operating expenses:
Research and development	$4,987	$3,061	$7,778	$5,971
Selling, general and administrative	1,613	796	3,035	1,614
Intellectual property settlement	2,500	—	2,500	—
Loss on sublease	—	—	—	794

Total operating expenses	9,100	3,857	13,313	8,379

Operating loss	(9,100)	(3,857)	(13,313)	(8,379)
Interest income, net	549	142	356	302
Loss on debt repayment	(1,150)	—	(1,150)	—
Other expense	(360)	—	(290)	—
Amortization of gain on sale of PNT assets	—	273	—	682

Net loss	(10,061)	(3,442)	(14,397)	(7,395)
Preferred stock accretion	(564)	(1,413)	(2,062)	(2,826)

Net loss applicable to common shareholders	$(10,625)	$(4,855)	$(16,459)	$(10,221)

Basic and diluted net loss per share applicable to common shareholders	$(0.65)	$(2.58)	$(1.79)	$(5.48)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	16,318,027	1,884,942	9,197,881	1,866,028

Non-GAAP pro forma (1) basic and diluted net loss per share applicable to common shareholders	$(0.46)	$(0.20)	$(0.74)	$(0.44)

Non-GAAP pro forma (1) shares used in computation of basic and diluted net loss per share applicable to common shareholders	21,796,943	16,827,441	19,408,589	16,808,527

(1)	Non-GAAP pro forma net loss per share applicable to common shareholders shows what basic loss per share would have been if the conversions of the Company’s redeemable convertible preferred stock, that occurred on May 4, 2006, had occurred at the beginning of the respective periods being reported rather than during the periods. The calculation of pro forma basic and diluted net loss per share applicable to common shareholders assumes the conversion of all shares of redeemable convertible preferred stock into shares of common stock using the as-if-converted method, as if such conversion had occurred as of January 1, 2005. The Company’s non-GAAP pro forma net loss per share applicable to common shareholders is as follows:

	Quarter Ended June 30,		Year-to-date June 30,
	2006	2005	2006	2005
Non-GAAP pro forma net loss per share applicable to common shareholders
Numerator:
Net loss applicable to common shareholders, as reported	$(10,625)	$(4,855)	$(16,459)	$(10,221)
Reversal of accretion to redemption value of redeemable convertible preferred stock	564	1,413	2,062	2,826

Non-GAAP pro forma net loss applicable to common shareholders	$(10,061)	$(3,442)	$(14,397)	$(7,395)

Denominator:
Shares used to compute basic and diluted net loss per share applicable to common shareholders	16,318,027	1,884,942	9,197,881	1,866,028
Pro forma adjustments to reflect assumed weighted-average effect of conversion of preferred stock on January 1, 2005	5,478,916	14,942,499	10,210,708	14,942,499

Non-GAAP pro forma shares used in basic and diluted pro forma net loss per share	21,796,943	16,827,441	19,408,589	16,808,527

Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders	$(0.46)	$(0.20)	$(0.74)	$(0.44)